EXHIBIT 10.8a

             FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

          THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made by and between Foodbrands America, Inc., a Delaware corporation, and
R. Randolph Devening and dated as of the 31st day of December, 1996.
                       W I T N E S S E T H:

          WHEREAS, Foodbrands America, Inc., a Delaware corporation (the "Corporation"), is the successor to Doskocil Companies Incorporated within the meaning of paragraph 7(c) of the Employment Agreement dated as of August 2, 1994 between Doskocil Companies Incorporated and R. Randolph Devening (the "1994 Agreement"); and

          WHEREAS, the Corporation and the Executive desire to make certain changes in the 1994 Agreement and have agreed to state those changes in this document amending the 1994 Agreement
(the "Amendment");

          NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

          1. Definitions. Unless otherwise defined herein, defined terms shall have the meaning ascribed to them in the 1994
Agreement.

          2. Accounting Treatment. In the event that the Corporation becomes a party to a transaction which is otherwise intended to qualify for "pooling of interests" accounting treatment then (A) this Amendment shall, to the extent practicable, be interpreted so as to permit such accounting treatment, and (B) to the extent that the application of clause
(A) of this sentence does not preserve the availability of such accounting treatment, then, to the extent that any provision of this Amendment disqualifies the transaction as a "pooling" transaction (including, if applicable, this entire Amendment), such provision shall be null and void as of the date hereof. All determinations under this paragraph shall be made by the accounting firm whose opinion with respect to "pooling of interests" is required as a condition to the consummation of such transaction.

          3.   Paragraph 1.2 Compensation and General Benefits.
The first sentence of paragraph 1.2(a) of the 1994 Agreement shall be deleted and the following sentence substituted therefor:

               "(a) The Corporation shall pay to the
          Executive a base salary of not less than $700,000 per annum effective retroactively to January 1, 1996, such annual compensation being herein sometimes referred to as the 'base salary.'"

          Paragraph 1.2(b) of the 1994 Agreement shall be amended to read, in its entirety, as follows:

               "(b) The Corporation shall also pay to
          the Executive a performance bonus for each fiscal year beginning after December 31, 1995, of 100% of his base salary for such year (the
          'Target Bonus') if the Corporation meets its EBIT target for such year (as set by the Compensation Committee of the Board in the annual budget after consulting with senior management of the Corporation), plus a minimum of 25% of his annual base salary for such year if the Corporation exceeds such EBIT target by 10% or more, plus a minimum of an additional
          25% of his base salary for such year if the Corporation exceeds such EBIT target by 20% or more; provided, however, that the Executive remains an employee of the Corporation on the last day of each such fiscal year for which a performance bonus is being paid, except that, in the event of the Executive's death or his qualification for a benefit under the Corpora-tion's long term disability plan (the 'LTD
          Plan'), the Executive shall be entitled to the entire bonus to which he would otherwise be entitled had he remained an employee of the Corporation as of the last day of the year in which such event of death or qualification occurred. The performance bonus for any year shall be payable as soon as administratively feasible after it is determined and shall be paid in the form of cash or Common Stock
          (based on market price on the date of payment) or a combination thereof as selected by the Executive, but subject to such limitation on the number of shares as the Compensation
          Committee of the Board may have set for such year. For the purposes of this Agreement and subject to extraordinary events, 'EBIT' shall mean the Corporation's consolidated earnings before interest and taxes, all determined in accordance with generally accepted accounting principles ('GAAP') consistently applied."

          Paragraph 1.2(c)(iv) of the 1994 Agreement shall be amended to read, in its entirety, as follows:

               "(iv) In the event of a 'Change of
          Control' (as defined below), all outstanding option shares not previously vested shall vest on the date of such event provided the Executive is an employee of the Corporation on such date. For the purpose of the 1994
          Agreement and this Amendment, 'Change of Control' means each of the following:

                    (A) A change in shareholder
               ownership of the Corporation, whereby a
               person or company, or a group of affili-

               ated persons or companies, acquires a
               sufficiently large block of Common Stock, which, when voted together with the shares of Common Stock of all other shareholders of the Corporation whose proxies or written consents are solicited by such person, company or group without the benefit of a management supported proxy statement at any meeting of the shareholders of the Corporation, would enable such person or company or group of affiliated persons or companies to elect a majority of the members of the Board;

                    (B)  A merger or consolidation of
               the Corporation with and into another
               company, other than with or into a
               wholly-owned subsidiary of the Corpora-
               tion, where the Corporation is not the
               surviving company; or the Corporation is the surviving company and the members of the Board immediately prior to the merger or consolidation do not constitute a majority of the Board of the surviving company after the merger or consolida-tion;

                    (C)  Whether such transaction
               results in a Change of Control pursuant
               to subparagraphs (A) or (B) above or not, the following events shall be deemed a Change of Control: (i) a transaction or series of transactions pursuant to which Joseph Littlejohn & Levy Fund, L.P., transfer substantially all of its benefi-cial ownership (within the meaning of Rule 13d-3 promulgated under the Secu-

               rities Exchange Act of 1934, as amended
               (the 'Exchange Act')) in the capital
               stock of the Corporation of any other
               person or group (within the meaning of
               Section 13(d)(3) or 14(d)(2) of the Ex-
               change Act), or (ii) substantially all of the outstanding capital stock of the Corporation is acquired by any person or group in one or more related transac tions; or

                    (D)  Any other kind of a corporate
               reorganization or takeover where:  (i)
               the Corporation is not the surviving
               company; or the Corporation is the sur-
               viving company and the members of the
               Board immediately prior to the reorgani-zation do not constitute a majority of the Board.

          With respect to the events described in sub-paragraphs (B), (C) and (D) above, the Change of Control shall be deemed to occur on the later of the transaction described in such subparagraph or a shareholder vote approving such a transaction."

          4. Employment Period. Paragraph 4.1 Duration of the 1994 Agreement is hereby amended to provide that the Employment Period which commenced on August 1, 1994 shall be extended to December 31, 1999, and unless previously terminated as provided herein and therein, the Employment Period shall be extended automatically for one (1) year after December 31, 1999, unless prior to January 1, 1999, either party provides to the other party written notice of the intent of such party not to extend.

          The following sentences shall be added at the end of paragraph 4.1:

          "Further, notwithstanding any of the preceding provisions of this paragraph 4.1, if a Change of Control shall occur within the Employment
          Period, the Employment Period (unless previ-ously terminated as herein provided) shall be extended to the second anniversary of the Change of Control. Further, notwithstanding any other provision hereof, any obligations of the Corporation or the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Employment Period shall survive such expiration."

          5.   Termination Without Cause.  Paragraph 4.3 of the
1994 Agreement is hereby amended to read, in its entirety, as follows:

               "4.3.  Termination Without Cause.  The
          Executive's employment may be terminated with-out 'cause,' as defined in paragraph 4.2 of the 1994 Agreement, at any time by the Board during the Employment Period or by the Executive for 'Good Reason', as defined in paragraph 4.5 of the 1994 Agreement and in each instance before a Change of Control occurs. In such event, the Corporation shall pay to the Executive a severance payment equal to three (3) times the sum of (i) his base salary under paragraph 1.2(a) hereof for the last twelve-month period ending prior to such termination, plus (ii) an amount equal to the Executive's Target Bonus of 100% of his base salary regardless of whether such bonus was earned and paid under paragraph 1.2(b) hereof for the last fiscal year of the Corporation ending prior to such termination. The sever-ance payment described in the immediately preceding sentence shall be made in thirty-six
          (36) equal monthly installments, commencing within thirty (30) days after date of termina-tion, except, if such termination occurs and this paragraph is invoked and a Change of Control subsequently occurs, payment of the balance of the severance payment, if any, shall be made in a single lump sum payment upon the Change of Control. Payment under this paragraph 4.3 shall be in lieu of any other benefits that may otherwise be payable to the Executive under any severance pay plan or arrangement. In the event Executive should die prior to the end of said thirty-six (36) month period, the unpaid portion of the sever-ance payment shall be paid in a lump sum to the Executive's surviving spouse, and if none, then to his estate."

          6.   Change of Control.  Paragraph 4.4 of the 1994
Agreement is hereby amended to read, in its entirety, as follows:

               "4.4.  Change of Control.

                    (a)  The Executive's Agreement.  In
          the event of a Change of Control, upon receipt by the Executive of the Change of Control
          Payment, subject only to death, disability, termination of employment by the Executive for Good Reason (as defined in paragraph 4.5 of the 1994 Agreement) or termination of employ-ment by the Corporation, the Executive agrees to continue his employment pursuant to para-graph 1.1 hereof under the same terms and conditions and in the capacity set forth in the 1994 Agreement and herein during the one-year period immediately following a Change of Control (the 'Stay Period'). During the Stay
          Period, the Executive shall be entitled to all compensation and benefits as otherwise would be provided to the Executive during the Employment Period. The parties recognize that it would be difficult to determine the amount of damages that will result to a prospective purchaser of the Corporation in the event the Executive should fail to perform his agreement to provide services to the Corporation during the Stay Period as provided in this paragraph
          4.4(a). Accordingly, the Corporation and the Executive agree that as liquidated damages for the Executive's failure to perform such ser-vices and to remain in the employ of the Corporation as provided herein, the Executive agrees to reimburse the Corporation an amount equal to one-third of the Change of Control
          Payment (as defined in paragraph 4.4(b) below) less the amount of income and employment taxes attributable to such amount which have been or will be required to be paid by the Executive, but excluding from the amount to be repaid the Gross-up Payment (as defined in paragraph 8 below), herein attributable to such amount, and to forfeit all but $100.00 of the Covenant
          Payment (as defined in paragraph 4.4(c) be-low), herein the 'Liquidation Amount'; provid-ed, in the event that (i) the Executive de-ducts any of the Liquidation Amount which has been paid to the Company pursuant to this paragraph 4.4(a) as a deductible expense under
          Section 165(c) of the Code and (ii) the Inter-nal Revenue Service allows a final refund of any income or employment taxes (including interest) no longer subject to audit (the
          'Refund') attributable to the Liquidation
          Amount, the Executive shall immediately pay the Refund to the Company. The Corporation and the Executive agree that the payment of the Liquidation Amount by the Executive to the Corporation shall be the sole and exclusive remedy of the Corporation for the breach by Executive of the provisions of this paragraph
          4.4(a), and that paragraph 3 of the 1994
          Agreement shall not be applicable.

                    (b)  Payments Upon Change of
          Control. Upon a Change of Control, the Corpo-ration shall pay to the Executive in a single lump sum an amount equal to the sum of (i) the amount which would otherwise be paid to the Executive under paragraph 4.3 hereof if the Executive was terminated by the Corporation without cause prior to a Change of Control
          (the 'Change of Control Payment') and (ii) the a Gross-Up Payment as provided in paragraph 8 hereof. The parties agree that the Change of Control Payment would be a parachute payment as described in Section 280G of the Internal
          Revenue Code of 1986, as amended (the 'Code') and subject to the excise tax imposed under
          Section 4999 of the Code.  The Change of
          Control Payment and the Gross-Up Payment shall be paid within fifteen (15) days after the Executive becomes entitled to payment pursuant to the immediately preceding sentence.

                    (c)  Covenant Not to Compete and
          Payment. Upon the occurrence of a Change of Control, (i) paragraph 2.1 of the 1994 Agree-ment shall no longer be applicable and (ii) if the Executive's employment with the Corpora-tion is terminated upon such Change of Control or at any time thereafter for any reason whatsoever, the Executive agrees to not enter into a Competitive Business (as defined below)
          (the 'Covenant Not to Compete') anywhere in the United States for a period of twenty-four
          (24) months after his termination of employ-ment (the 'Covenant Period'). In consider ation of such covenant, the Corporation shall pay to the Executive the sum of $1,000,000
          (the 'Covenant Payment') which shall be paid on a monthly basis of $41,666.66 commencing as of the first day of the month following his termination of employment and will continue as of the first day of each month thereafter during the Covenant Period. Except with prior written consent of the Corporation, the Execu-tive shall not enter into the employ of, render services to, or invest in any person or entity that is in competition (or is actively planning to engage in competition) with the Corporation in any 'Competitive Business.'
          Ownership of up to 1% of stock of a public company which is a Competitive Business shall not be deemed to violate the immediately preceding sentence. Competitive Businesses shall include any business actively conducted by the Corporation at the Executive's termination of employment and any business which the Corporation plans to enter at the time of the Executive's termination of employ-ment pursuant to a business strategy in the development of which the Executive actively participated and which was adopted by the Board prior to the Executive's termination of employment. By way of illustration, at the present time, the foodservice industry (de-fined as all aspects of away-from-home food preparation) would not be considered a Com-petitive Business in its entirety. However, the production, marketing or distribution of frozen and refrigerated products to the seg-ments of the foodservice industry which the Corporation has currently targeted (for exam-ple, pizza toppings, pizza crusts, ethnic foods, kettle-cooked sauces, soups, and side dishes and branded and processed meat prod-
          ucts) would be Competitive Businesses. Fur-ther, during the Covenant Period, except with prior written consent of the Corporation, the Executive shall not attempt to induce any other Corporation employee to be employed or perform services elsewhere. Upon any viola-tion by the Executive of the non-compete or non-solicitation provisions of this Agreement, the Corporation shall be entitled to cease making the Covenant Payment after it provides written notice to the Executive that a viola-tion of this paragraph 4.4(c) has occurred, and the Executive has not ceased such viola-tion after a period of thirty (30) days. The
          Corporation shall also have the right to seek damages and/or a temporary or permanent injunction against the Executive for violating this paragraph 4.4(c). If any provision of this paragraph 4.4(c) is unenforceable because of its duration or the area covered, the court having jurisdiction can reduce the duration and/or area to the extent required to make it enforceable.

                    (i)  Funding of Covenant Payment.  The
               Corporation agrees that in order to provide a source of funding for the Covenant Payment, immediately upon a Change of Control, the Corporation shall transfer the sum of $1,000,000 to the trustee of a 'rabbi trust' as described in Internal Revenue Procedure 92-64 (the 'Rabbi Trust'). The Covenant Payment will be held by and paid from the Rabbi Trust during the Covenant Period. In accordance with the terms of the Rabbi Trust, (i) the assets of the Rabbi Trust will at all times be subject to the general creditors of the Corpo-ration and (ii) any earnings on the assets held in the Rabbi Trust during its existence shall be returned to the Corporation upon the termination of the Rabbi Trust.

                    (ii)  Payment of Covenant Payment in
               Event of Death.  In the event of the
               death of the Executive during the Cove-
               nant Period, the balance of the Covenant
               Payment, if any, will be paid to the
               Executive's surviving spouse, and if
               none, then to his estate."

          7.   Additional Payments to Executive Upon Termination.
Paragraph 4.7 of the 1994 Agreement is hereby amended to read, in its entirety, as follows:

               "4.7.  Additional Payments to Executive
          Upon Termination. In the event of the termi-nation of the employment of the Executive for any of the reasons provided in paragraphs 4.3,
          4.4 or 4.5 hereof, and in addition to all amounts required to be paid to the Executive by the Corporation, then during the thirty-six
          (36) month period following a termination pursuant to such paragraphs, and during the Covenant Period, the Executive shall be enti-tled to continue to participate in all of the Corporation's health plans and welfare plans
          (including life insurance policies), and after the expiration of such thirty-six (36) month period or such Covenant Period, the Executive shall then be eligible to elect COBRA continu-ation coverage under the Corporation's health plan. During such thirty-six (36) month period and during the Covenant Period the Executive shall also be entitled to continue to receive all of the other welfare benefits and perquisites described in paragraph 1.2(c) at the higher of the level of such coverage and perquisites immediately prior to the Change of Control or immediately prior to such termination, provided, however, if the
          Executive is prohibited by law from partici-pating in such plans, the Corporation shall provide equivalent benefits."

          8.   Additional Payments by the Corporation.  Paragraph
8 of the 1994 Agreement is hereby amended to read, in its entirety, as follows:

               "8.  Additional Payment by the Corpora-
          tion. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any right, payment or distribution by the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursu-ant to the terms of this Agreement or other-wise including by example and not by limita-tion, acceleration of the date of vesting or payment or rate of payment under any plan, program or arrangement of the Corporation or any payment under this paragraph 8 (the 'Pay-ment'), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the 'Excise Tax'), then, the Executive shall be entitled to receive an additional payment (the 'Gross-Up
          Payment') in an amount such that after payment by the Executive of all taxes on the Gross-Up
          Payment (including any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Gross-Up
          Payment equal to the Excise Tax imposed upon the Payment. Provided, the parties agree that the Covenant Payment shall not be considered for any purposes as a parachute payment under
          Section 280G of the Code for which the Corpo-ration would be obligated to pay a Gross-Up
          Payment. If the Executive receives a refund on any Excise Tax for which he received pay-ment hereunder, the Executive shall pay such refund (net of any applicable taxes) to the Corporation. The amount of the Gross-Up
          Payment required to be paid to the Executive shall be determined by Coopers & Lybrand (the
          'Accounting Firm') which shall provide de-tailed supporting calculations both to the Corporation and to the Executive within fif-teen (15) business days of a Change of Control or at such earlier time as requested by the Corporation or the Executive. The Gross-Up
          Payment determined under this paragraph 8
          shall be paid to the Executive within five (5) days of receipt of the Accounting Firm's determination. The cost of performing all calculations with respect to termination of the applicable Gross-Up Payment shall be paid solely by the Corporation."

          9. Boards. The Corporation agrees that, for purposes of paragraph 1.1(b) of the 1994 Agreement, its advance consent shall be deemed to have been given as to the Executive's serving as a member of the board of directors of each of the following companies: Arkwright Mutual Insurance Company, Hancock Fabrics, Inc., Autocraft Industries, Inc., ENTEX Information Services, Inc. and Del Monte Corporation.

          10. Amendments. Subject to applicable law, this Amendment may be amended only in writing signed by each of the parties hereto.

          11. Headings. The descriptive headings of the several paragraphs of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

          12.  Governing Law.  The 1994 Agreement and this
Amendment and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Oklahoma.

          13. 1994 Agreement. The 1994 Agreement, as amended by this Amendment, shall constitute the entire agreement between the parties as to the subject matter hereof and shall be in full force and effect as herein provided.

          IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Employment Agreement as of the day and year first above written.


CORPORATION:                  FOODBRANDS AMERICA, INC.


                              By /s/ Bryant P. Bynum
                                Bryant P. Bynum
                                Vice President



EXECUTIVE:                    /s/ R. Randolph Devening
                              R. Randolph Devening